SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is entered into on August 9, 2007 by and among:

(i)  JPAK GROUP, INC. (F/K/A RX STAFFING, INC.), a Nevada corporation (“Target”);

(ii)  JPAK GROUP CO., LTD., a limited company duly organized and existing under the laws of the Cayman Islands (the “Company”);

(iii)  all the shareholders of the Company who have executed this Agreement on the signature page attached hereto (the “Company Shareholders”); and

(iv) Shaun M. Jones, the person who shall receive the Cash Consideration (as defined in Section 1.2 below) (the “Selling Party”).

ARTICLE 1
SECURITIES EXCHANGE

It is agreed as follows:

SECTION 1.1   AGREEMENT TO EXCHANGE SECURITIES. Subject to the terms and upon the conditions set forth herein, (i) each Company Shareholder agrees to sell, assign, transfer and deliver to Target, and Target agrees to purchase from each Company Shareholder, at the Closing, all of the ordinary shares of the Company (the“Company Shares”) owned by the respective Company Shareholder as listed on Schedule I to this Agreement in exchange for the issuance by Target to each such Company Shareholder a pro rata share of an aggregate of 23,005,000 shares (the “Target Shares”) of the Target’s common stock, part value US$0.001 per share (the “Target Common Stock”). Each Company Shareholder's pro rata share of the Target Shares shall be as set forth on Schedule I to this Agreement. The total capitalization of the Company immediately following the Closing (as defined below) shall be as set forth on Schedule II to this Agreement.

SECTION 1.2 CASH PAYMENT. The Company agrees to deliver to the Selling Party US$400,000 in cash (the “Cash Consideration”) to an account designated by the Selling Party in exchange for the receipt of 30,000,000 shares of Target’s Common Stock, which shares shall be canceled immediately following the Closing.

SECTION 1.3  CLOSING. The closing (“Closing”) of the transactions set forth in this Agreement shall take place at the offices of Lowenstein Sandler PC, located at 65 Livingston Avenue, Roseland, New Jersey, at 10:00 a.m., local time, on the date hereof, or at such other time and place as may be agreed to by the Company and Target (“Closing Date”).

SECTION 1.4  INSTRUMENTS OF TRANSFER.

(a)  Company Shares. Each Company Shareholder shall deliver to Target on the Closing Date evidence of the Company Shares owned by the Company Shareholder (“Company Certificates”), if any, along with duly executed assignments of such Company Certificates, in order to effectively vest in Target all right, title and interest in and to the Company Shares owned by the Company Shareholder. From time to time after the Closing Date, and without further consideration, the Company Shareholder will execute and deliver such other instruments of transfer and take such other actions as Target may reasonably request in order to more effectively transfer to Target the securities intended to be transferred hereunder.

(b)  Target Shares. Target shall deliver to the Company Shareholders on the Closing Date original certificates evidencing the Target Shares, in form and substance satisfactory to the Company Shareholders, in order to effectively vest in each Company Shareholder its respective right, title and interest in and to the Target Shares. From time to time after the Closing Date, and without further consideration, Target will execute and deliver such other instruments and take such other actions as the Company Shareholders may reasonably request in order to more effectively issue to them the Target Shares.

SECTION 1.5  RESTRICTED SECURITIES. The Target Shares shall be issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”), and shall accordingly bear a restrictive legend subject to existing law, as more fully described in Section 3.5 hereof.

SECTION 1.6 OBLIGATIONS UNDER NOTE PURCHASE AGREEMENT. Pursuant to the terms of that certain Note Purchase Agreement (the “Note Purchase Agreement”), dated as of May 17, 2007, by and among the Company, a subsidiary of the Company and the investors identified on the signature pages thereto (the “Investors”), the Investors purchased an aggregate of US$5,500,000 in principal amount of Senior Secured Convertible Notes of the Company (the “Notes”). Simultaneously with the Closing of the exchange set forth in Section 1.1 above, the Notes shall convert into (i) an aggregate of 5,608,564 shares of Series A Convertible Preferred Stock of the Target (with such terms as are set forth on Exhibit B to the Note Purchase Agreement, the “Target Preferred Stock”), (ii) Class A Warrants to purchase an aggregate of 5,500,000 shares of Target Common Stock (with such terms as are set forth on Exhibit B to the Note Purchase Agreement, the “Target Class A Warrants”), (iii) Class B Warrants to purchase an aggregate of 5,500,000 shares of Target Common Stock (with such terms as are set forth on Exhibit B to the Note Purchase Agreement, the “Target Class B Warrants”) and (iv) Class J Warrants to purchase up to an aggregate of 5,000,000 shares of Series B Convertible Preferred Stock of the Target, Class C Warrants to purchase up to an aggregate of 4,166,667 shares of Target Common Stock and Class D Warrants to purchase up to an aggregate of 4,166,667 shares of Target Common Stock (with such terms as are set forth on Exhibit B to the Note Purchase Agreement, the “Target Class J Warrants” and together with the Target Class A Warrants and Target Class B Warrants, the “Target Warrants”) in accordance with the terms of the Notes. The Target agrees to execute that certain Joinder Agreement whereby Target shall assume the Company’s obligations under the Note Purchase Agreement and the other Transaction Documents (as defined in the Note Purchase Agreement) as of the Closing Date and to issue the Target Preferred Stock and the Target Warrants on the Closing Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Target as follows:

SECTION 2.1  DISCLOSURE SCHEDULE. The disclosure schedule attached hereto (the “Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Agreement. The Company Disclosure Schedule includes a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Article 2.

SECTION 2.2  CORPORATE ORGANIZATION, ETC.

(a)  The Company has been duly incorporated and is validly existing as an exempted limited company in good standing under the laws of the Cayman Islands, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as defined below).

(b)  The Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity (for purposes of this Article 2 and the representations set forth herein, any reference to the Company shall include the Company and all of its direct and indirect subsidiaries disclosed in Section 2.2(b) of the Company Disclosure Schedule (the “Subsidiaries”), except where the context otherwise clearly requires). All capital stock of the Subsidiaries owned, directly or indirectly, by the Company is owned free and clear of all liens, claims and encumbrances.

SECTION 2.3  CAPITALIZATION. The authorized capital of the Company and the total number of Company Shares issued and outstanding as of the date of this Agreement and the owners thereof and their holdings are as set forth in Section 2.3 of the Company Disclosure Schedule. The shares owned by the Company Shareholders represent all of the capital stock of the Company outstanding as of the date hereof. All issued and outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights, other restrictions or any securities statute or regulation. Other than as contemplated by this Agreement, and there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which the Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of the Company, including any right of conversion or exchange or buy-back under any security or other instrument.

SECTION 2.4  AUTHORIZATION, ETC. The Company has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Company and is the valid and binding legal obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally. The execution and delivery of this Agreement and the related documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company, and no other corporate or shareholder proceedings on the part of the Company are necessary to authorize the transactions contemplated hereby and thereby.

SECTION 2.5  NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein will:

(a)  violate, contravene or be in conflict with any provision of the articles of association or memorandum of association of the Company;

(b)  be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Company is a party or by which the Company or any of its properties or assets is or may be bound;

(c)  result in the creation or imposition of any pledge, lien, security interest, restriction, option, claim or charge of any kind whatsoever (“Encumbrances”) upon any property or assets of the Company under any debt, obligation, contract, agreement or commitment to which the Company is a party or by which the Company or any of its assets or properties are bound; or

(d)  materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”).

SECTION 2.6  CONSENTS AND APPROVALS. Except those received or to be received by the Company prior to the Closing, with respect to the Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any individual or entity, including without limitation any Authority, is required in connection with the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated herein.

SECTION 2.7  NO BROKERS OR FINDERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 2.8  COMPLIANCE. The Company has complied with and is not in violation of any Law or Authority requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. To the knowledge of the Company, the businesses and activities of the Company have not been and are not being conducted in violation of any Law or Authority requirements. The Company is not in default or violation of any term, condition or provision of any applicable charter documents or contracts. No written notice of non-compliance with any Law or Authority relating to or with respect to the business of the Company has been received by the Company (and the Company has no knowledge of any such or notice delivered to any other person or entity). To the knowledge of the Company, the Company is not in violation of any material term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

SECTION 2.9  FINANCIAL STATEMENTS.  The financial statements of the Company and its Subsidiaries as of and for the fiscal year ended June 30, 2006 and the nine months ended March 31, 2007, set forth in Section 2.9 of the Company Disclosure Schedule, present fairly in all material respects the financial position of the Company and its Subsidiaries, and as of the dates thereof and the results of operations for the periods covered thereby, and have been prepared in accordance with U.S. generally accepted accounting principles consistently applied (“U.S. GAAP”), except that the statements that are unaudited are subject to normal year-end adjustments and do not contain certain footnotes required by U.S. GAAP (collectively, the “Financial Statements”).

SECTION 2.10  NO UNDISCLOSED LIABILITIES. The Company has no liabilities individually in excess of $50,000 and in the aggregate in excess of $250,000 (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except such liabilities arising in the ordinary course of business of the Company since June 30, 2006, none of which would have a Material Adverse Effect on the Company.

SECTION 2.11  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except for the transactions contemplated under this Agreement, there has not been, with respect to the Company: (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, securities or property) in respect of, any of equity securities, or any purchase, redemption or other acquisition of any of equity securities or any options, warrants, calls or rights to acquire any equity securities or other securities, (iii) any split, combination or reclassification of any equity securities, (iv) any granting of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting of any increase in severance or termination pay or any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby, (v) entry into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any governmental entity or Authority, (vi) any material change in its accounting methods, principles or practices, (vii) any change in the auditing firm, (vii) any issuance of securities, or (viii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

SECTION 2.12  LITIGATION.  There are no claims, suits, actions or proceedings pending, or to the knowledge of the Company, threatened against the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

SECTION 2.13  EMPLOYEE BENEFIT PLANS.

(a)  All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the “Plans”) has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the consolidated financial statements of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is continuing, or to the knowledge of the Company is threatened, against or with respect to any such Plan. To the knowledge of the Company, there are no audits, inquiries or proceedings pending or, threatened by any governmental agency with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan referenced herein can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, subject to applicable laws, without liability to Target or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, officer, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 2.14  RESTRICTIONS ON BUSINESS ACTIVITIES.  There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.15  TITLE TO PROPERTY.

(a)  All real estate or land use rights owned by the Company (including land use rights, improvements and fixtures thereon, easements and rights of way) (the “Real Property”) is shown or reflected on the Financial Statements (as defined in Section 2.9). The Company has obtained all governmental approval and permits necessary for the rights to own and to use such Real Property.

(b)  All leases of real property held by the Company and all personal property and other property and assets of the Company (other than Real Property) owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the Financial Statements. The Company owns and has good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for liens disclosed in the Financial Statements, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c)  All leases pursuant to which the Company leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the knowledge of the Company, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.16  GOVERNMENTAL ACTIONS/FILINGS; APPROVALS. The Company holds, and/or has made, all Governmental Actions/Filings and Approvals reasonably necessary for the conduct by the Company of its business (as presently conducted and to be conducted following the Closing), except with respect to any Governmental Actions/Filings and Approvals the failure of which to hold or make would not reasonably be likely to have a Material Adverse Effect on the Company.

For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and not jointly, represents, warrants and covenants to and with Target with respect to itself, as follows:

SECTION 3.1  DISCLOSURE SCHEDULE. The disclosure schedule attached hereto (the “Company Shareholder Disclosure Schedule”) is divided into sections that correspond to the sections of this Agreement. The Company Shareholder Disclosure Schedule includes a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Article 3.

SECTION 3.2  CORPORATE ORGANIZATION, ETC. The Company Shareholder has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company Shareholder taken as whole.

SECTION 3.3  POWER AND AUTHORITY. The Company Shareholder has all requisite power and authority to enter into and to carry out all of the terms of this Agreement and all other documents executed and delivered in connection herewith (collectively, the “Company Shareholder Documents”). All action on the part of the Company Shareholder necessary for the authorization, execution, delivery and performance of the Company Shareholder Documents by the Company Shareholder has been taken and no further authorization on the part of the Company Shareholder is required to consummate the transactions provided for in the Company Shareholder Documents. When executed and delivered by the Company Shareholder, the Company Shareholder Documents shall constitute the valid and legally binding obligation of the Company Shareholder enforceable in accordance with their respective terms.

SECTION 3.4  OWNERSHIP OF AND TITLE TO SECURITIES. Section 3.4 of the Company Shareholder Disclosure Schedule accurately and completely sets forth all of the Company Shares owned by the Company Shareholder as of the date hereof. The Company Shareholder has good and marketable title to the Company Shares which it owns, free and clear of all pledges, security interests, mortgages, liens, claims, charges, restrictions or encumbrances, except for any restrictions imposed by federal or state securities laws.

SECTION 3.5  INVESTMENT AND RELATED REPRESENTATIONS.

(a)  Securities Laws Compliance. The Company Shareholder is aware that neither the Target Shares nor the offer or sale thereof to the Company Shareholder has been registered under the Securities Act, or under any state securities law. The Company Shareholder understands that the Target Shares will be characterized as “restricted” securities under United States federal securities laws inasmuch as they are being acquired in a transaction that has not been registered under the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Company Shareholder agrees that the Company Shareholder will not sell all or any portion of the Target Shares except pursuant to registration under the Securities Act or pursuant to an available exemption from registration under the Securities Act. The Company Shareholder understands that each certificate for the Target Shares issued to the Company Shareholder or to any subsequent transferee shall be stamped or otherwise imprinted with the legend set forth below summarizing the restrictions described in this Section 3.5(a) and that Target shall refuse to transfer the Target Shares except in accordance with such restrictions:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”). THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT.

(b)  Investment Representation. This Agreement is made with the Company Shareholder in reliance upon the Company Shareholder's representation, which by the Company Shareholder's execution of this Agreement the Company Shareholder hereby confirms, that the Target Shares to be received by the Company Shareholder are being acquired pursuant to this Agreement for investment and not with a view to the public resale or distribution thereof unless pursuant to an effective registration statement or exemption under the Securities Act.

(c)  No Public Solicitation. The Company Shareholder is acquiring the Target Shares after private negotiation and has not been attracted to the acquisition of the Target Shares by any press release, advertising or publication.

(d)  Access to Information. The Company Shareholder acknowledges having received and reviewed Target's reports filed by Target with the Securities and Exchange Commission (“SEC”) subsequent thereto (collectively the “SEC Reports”) and acknowledges that any information contained therein is deemed disclosed by Target for purposes of the Target Disclosure Schedule as well as any other disclosures required hereunder.

(e)  Investor Solicitation and Ability to Bear Risk to Loss. The Company Shareholder, if a corporation or a partnership, has not been organized for the purpose of acquiring the Target Shares. The Company Shareholder acknowledges that it is able to protect its interests in connection with the acquisition of the Target Shares and can bear the economic risk of investment in such securities without producing a material adverse change in the Company Shareholder's financial condition. The Company Shareholder otherwise has such knowledge and experience in financial or business matters that the Company Shareholder is capable of evaluating the merits and risks of the investment in the Target Shares.

(f)  Investor Status. The Company Shareholder is either (i) an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act, or (ii) not a U.S. Person (as defined in Regulation S promulgated under the Securities Act), not an affiliate of Target, and at the time of the origination of contact concerning this share exchange and at the date of execution and delivery of this Agreement not within the United States, its territories and possessions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET

Each of the Target and the Selling Party, jointly and severally, represents and warrants to the Company and the Company Shareholders as follows:

SECTION 4.1  DISCLOSURE SCHEDULE. The disclosure schedule attached hereto (the “Target Disclosure Schedule”) is divided into sections that correspond to the sections of this Agreement. The Target Disclosure Schedule includes a list of all exceptions to the truth and accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the sections of this Article 4. For purposes of this Article 4, any statement, facts, representations, or admissions contained in the public filings made by Target with the SEC are deemed to be included in the Target Disclosure Schedule and all such information is deemed to be fully disclosed to the Company and the Company Shareholders.

SECTION 4.2  CORPORATE ORGANIZATION, STANDING AND POWER.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Target has all corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be duly qualified and in good standing. Target does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

(b)  Target does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity (for purposes of this Article 4 and the representations set forth herein, any reference to Target shall include Target and all of its direct and indirect subsidiaries disclosed in Section 4.2(b) of the Target Disclosure Schedule (the “Target Subsidiaries”), except where the context otherwise clearly requires). All capital stock of the Target Subsidiaries owned, directly or indirectly, by Target is owned free and clear of all liens, claims and encumbrances.

SECTION 4.3  AUTHORIZATION. Target has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of Target has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement is the valid and binding legal obligation of Target enforceable against Target in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws that affect creditors' rights generally.

SECTION 4.4  CAPITALIZATION. Section 4.4 of the Target Disclosure Schedule accurately reflects as of the date hereof and the Closing Date (i) the authorized capital of Target, (ii) the total number of outstanding shares of Target Common Stock, (iii) subscriptions, options, warrants, calls, rights, contracts, agreements, commitments, understandings or arrangements to which Target is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Target, including any right of conversion or exchange under any security or other instrument, and (iv) the list of stockholders with their holdings. All issued and outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights. There are no subscriptions, options, warrants, calls, rights, contracts, agreements, commitments, understandings or arrangements to which Target is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Target, including any right of conversion or exchange under any security or other instrument.

SECTION 4.5  NON-CONTRAVENTION. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will:

(a)  violate, contravene or be in conflict with any provision of the articles of incorporation or bylaws, as amended, of Target;

(b)  be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Target is a party or by which Target or any of its respective properties or assets is or may be bound;

(c)  result in the creation or imposition of any Encumbrance upon any property or assets of Target under any debt, obligation, contract, agreement or commitment to which Target is a party or by which Target or any of its assets or properties is or may be bound; or

(d)  violate any Law of any Authority.

SECTION 4.6  CONSENTS AND APPROVALS. No consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by Target of this Agreement, or the consummation of the transactions contemplated herein.

SECTION 4.7  VALID ISSUANCE. The Target Shares to be issued in connection with this Agreement has been duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable. The Board of Directors of Target has determined that the consideration for such shares is adequate.

SECTION 4.8  SEC FILINGS; FINANCIAL STATEMENTS.

(a)  All statements, reports, schedules, forms and other documents required to have been filed by Target with the SEC have been so filed and on a timely basis except where a failure to timely file has no Material Adverse Effect on Target. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) none of the SEC Reports filed up to the date hereof contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the financial statements of Target included in the SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with U.S. GAAP consistently applied at the times and during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Target as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Target maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.9  ASSETS AND LIABILITIES. Section 4.9 of the Target Disclosure Schedule sets for as of the date hereof and as of the Closing all assets and liabilities of Target as of those dates. For purposes of this representation, the term “liabilities” is construed broadly and means liabilities of whatever type to which Target is subject, whether currently existing, absolute, contingent, or to which Target may become subject at some point in the future, whether through lapse of time, the giving of notice, the occurrence or non-occurrence of an event or events, or otherwise, based at least in part on events, actions, or inaction occurring before Closing. For purposes of this representation, the term “liabilities” includes, but is not limited to liabilities based on contract, tort, violation of laws, benefit plans, and contracts and other agreements. For the sake of clarity, it is the intention of the parties that Target have no assets or liabilities at the time of Closing except for the liabilities listed in Section 4.9 of the Target Disclosure Schedule. If Target is, or may become in the future, subject to any liabilities based principally on events, actions, or inaction of Target occurring before Closing, this representation will be breached. Section 4.9 of the Target Disclosure Schedule sets for a list of liabilities as of the date hereof and as of the Closing.

SECTION 4.10  BOOKS AND RECORDS. The books of account, minute books, stock record books, and other material records of Target, all of which have been made available to the Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Target contain accurate and complete records of all formal meetings held, and corporate action taken by, the members, shareholders, the managers and committees of the managers of Target. At the Closing, all of those books and records will be in the possession of Target.

SECTION 4.11  NO BROKER OR FINDER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Target.

SECTION 4.12  INTERCOMPANY AND AFFILIATE TRANSACTIONS; INSIDER INTERESTS. There have been no transactions, agreements or arrangements of any kind, direct or indirect, between Target, on the one hand, and any director, officer, employee, stockholder, or affiliate of Target, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for Target or from, to, by or for any of such persons, that are currently in effect.

SECTION 4.13 AMENDMENT TO THE ARTICLES OF INCORPORATION. The Board of Directors of Target has adopted a certificate of designation for the Target Preferred Stock in the form previously furnished to the Company, which form shall include the terms set forth on Exhibit B of the Note Purchase Agreement, and Target has delivered articles of amendment to Target’s Articles of Incorporation to the Nevada Secretary of State with respect to such designation and such amendment is effective. The Board of Directors of Target and shareholders of Target have recommended and approved amendment(s) to the Articles of Incorporation changing the name of the Target to Jpak Group, Inc. and has delivered articles of amendment with respect thereto to the Company for filing with the Nevada Secretary of State.

SECTION 4.14  COMPLIANCE. Target has complied with and is not in violation of any Law or Authority requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Target. To the knowledge of Target, the businesses and activities of Target have not been and are not being conducted in violation of any Law or Authority requirements. Target is not in default or violation of any term, condition or provision of any applicable charter documents or contracts. No written notice of non-compliance with any Law or Authority relating to or with respect to the business of Target has been received by Target (and Target has no knowledge of any such or notice delivered to any other person or entity). To the knowledge of Target, Target is not in violation of any material term of any contract or covenant relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

SECTION 4.15  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except for the transactions contemplated under this Agreement, there has not been, with respect to Target: (i) any Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, securities or property) in respect of, any of equity securities, or any purchase, redemption or other acquisition of any of equity securities or any options, warrants, calls or rights to acquire any equity securities or other securities, (iii) any split, combination or reclassification of any equity securities, (iv) any granting of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting of any increase in severance or termination pay or any entry into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction of the nature contemplated hereby, (v) entry into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed with respect to any governmental entity or Authority, (vi) any material change in its accounting methods, principles or practices, (vii) any change in the auditing firm, (vii) any issuance of securities, or (viii) any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

SECTION 4.16  LITIGATION.  There are no claims, suits, actions or proceedings pending, or to the knowledge of Target, threatened against Target, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Target or have a Material Adverse Effect on the ability of the parties hereto to consummate the transactions contemplated by this Agreement.

SECTION 4.17  EMPLOYEE BENEFIT PLANS.

(a)  All Plans have been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the consolidated financial statements of Target. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is continuing, or to the knowledge of Target is threatened, against or with respect to any such Plan. To the knowledge of Target, there are no audits, inquiries or proceedings pending or, threatened by any governmental agency with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan referenced herein can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, subject to applicable laws, without liability to Target (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, officer, director or employee of Target under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

SECTION 4.18  RESTRICTIONS ON BUSINESS ACTIVITIES.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Target or to which Target is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on Target.

SECTION 4.19  TITLE TO PROPERTY.

(a)  All Real Property owned by Target is shown or reflected in the SEC Reports. Target has obtained all governmental approval and permits necessary for the rights to own and to use such Real Property.

(b)  All Personal Property of Target are shown or reflected in the SEC Reports. Target owns and has good and marketable title to the Personal Property, and all such assets and properties are in each case held free and clear of all Liens, except for liens disclosed in the SEC Reports, none of which Liens has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of Target.

(c)  All leases pursuant to which Target leases from others material real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Target or, to the knowledge of Target, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on Target.

SECTION 4.20  GOVERNMENTAL ACTIONS/FILINGS; APPROVALS. Target holds, and/or has made, all Governmental Actions/Filings and Approvals reasonably necessary for the conduct by Target of its business (as presently conducted and to be conducted following the Closing), except with respect to any Governmental Actions/Filings and Approvals the failure of which to hold or make would not reasonably be likely to have a Material Adverse Effect on Target.

SECTION 4.21 TAX MATTERS. Target has timely prepared and filed all tax returns required to have been filed by it with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it. The charges, accruals and reserves on the books of Target in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against Target nor, to Target’s knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to Target. All taxes and other assessments and levies that Target is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due. There are no tax liens or claims pending or, to Target’s knowledge, threatened against Target or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between Target and any other corporation or entity.

SECTION 4.22 TRADING MARKET. The Target Common Stock is eligible for trading on the OTC Bulletin Board. Target has not, in the 12 months preceding the date hereof, received written notice from the OTC Bulletin Board to the effect that Target is not in compliance with the listing or maintenance requirements of such trading market. Target is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with the listing and maintenance requirements for trading of the Target Common Stock on the OTC Bulletin Board. No consents or approvals from the OTC Bulletin Board are necessary for the trading of the Target Common Stock on such trading market.

SECTION 4.23 NO PROXY FILINGS. Target is not required to file a proxy statement with the SEC in connection with the stockholder approval described in Section 5.7 of this Agreement.

ARTICLE 5
COVENANTS OF THE PARTIES

SECTION 5.1  FULL ACCESS. Throughout the period prior to the Closing, each party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the party in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing party. Each party will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing party.

SECTION 5.2  CONFIDENTIALITY. Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclose”), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients' undertaking to comply with the provisions of this Section 5.2 with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. A party hereto will be deemed to have satisfied its obligations to hold the Information confidential if it exercises the same care as it takes with respect to its own similar information.

SECTION 5.3  FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

(a)  Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Target and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Target may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b)  At all times from the date hereof until the Closing, each party will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the covenants specified in this Article 5.

SECTION 5.4  SATISFACTION OF CONDITIONS PRECEDENT. Each party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

SECTION 5.5  RESIGNATION OF OFFICERS AND DIRECTORS. At the Closing, the pre-Closing officers and directors of Target shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of Target shall appoint to the Board of Directors of Target the following persons: Yijun Wang, Qingjun Yang, Huatian Sha, Ming Qi and Stewart Shiang Lor.

SECTION 5.6 NO SHOP. From the date hereof until the Closing Date or the earlier termination of this Agreement, Target shall not, nor shall it authorize or permit any of its officers, directors or employees or Target Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined), or negotiate with respect to, agree to or endorse any Takeover Proposal (except in any case if the board of directors or special committee of Target determines in good faith, based upon the written opinion of its outside legal counsel, that the failure to do so would constitute a breach of the fiduciary duties of the Target’s board of directors or special committee, as the case may be, to its stockholders under applicable law). Target shall promptly advise the Company orally and in writing of any such inquiries or proposals and shall also promptly advise the Company of any developments or changes regarding such inquiries or proposals. Target shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than the Company and the Company Shareholders) conducted heretofore with respect to any Takeover Proposal.

For purposes of this Agreement, “Takeover Proposal” shall mean any proposal for a tender or exchange offer, merger, consolidation, sale of all or substantially all of such party’s assets, sale of in excess of fifteen percent of the shares of capital stock or other business combination involving such party or any proposal or offer to acquire in any manner a substantial equity interest (including any interest exceeding fifteen percent of the equity outstanding) in, or all or substantially all of the assets of, such party other than the transactions contemplated by this Agreement.

SECTION 5.7 AMENDMENT TO THE ARTICLES OF INCORPORATION. The Board of Directors of Target shall adopt a certificate of designation for the Target Preferred Stock in the form previously furnished to the Company, which form shall include the terms set forth on Exhibit B of the Note Purchase Agreement, and Target shall deliver articles of amendment to Target’s Articles of Incorporation to the Nevada Secretary of State with respect to such designation. The Board of Directors of Target shall recommend to Target’s shareholders, and shall seek the approval of Target’s shareholders of, amendment(s) to the Articles of Incorporation changing the name to Jpak Group, Inc. and shall deliver articles of amendment with respect thereto to the Company for filing with the Nevada Secretary of State.

SECTION 5.8 PREPARATION OF NOTICE TO TARGET STOCKHOLDERS. Target agrees that as promptly as practicable following the date of stockholder approval of the amendments to the Articles of Incorporation described in Section 5.7 above, it shall prepare a notice to its stockholders notifying them of such approval. Target shall use commercially reasonable efforts to cause the such notice to be mailed to its stockholders at the earliest practicable date following such approval.

SECTION 5.9 INDEMNIFICATION.

(a) To the extent permitted by law, the Selling Party shall indemnify and hold harmless the Company, the Company Shareholders and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of Target under this Agreement, and will reimburse any such person for all such amounts as they are incurred by such person.

(b) Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to clause (a) above, such Indemnified Person shall promptly notify the Selling Party in writing and the Selling Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all reasonable fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Selling Party shall not relieve the Selling Party of its obligations hereunder except to the extent that the Selling Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Selling Party and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Selling Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent, or if there be a final judgment for the plaintiff, the Selling Party shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Selling Party shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

(c) Notwithstanding the foregoing, the obligations under this Agreement of the Selling Party to indemnify any Indemnified Person with respect to Losses shall not exceed the Cash Consideration and shall survive for a period of one (1) year from the Closing Date.

ARTICLE 6
REGISTRATION RIGHTS

SECTION 6.1 GENERAL.

(a) At any time after the effective date of the resale registration statement filed pursuant to that certain registration rights agreement entered into by the Target upon conversion of the Notes (the “Registration Rights Agreement”), and upon the written request of the Company Shareholders, Target shall prepare and file a registration statement (the “Registration Statement”) with the SEC covering the resale by the Company Shareholders (or subsequent holders thereof) of the Target Shares not otherwise included in such resale registration statement. Target shall use its best efforts to file the Registration Statement within 60 days of receipt of written request from the Company Shareholders (the “Filing Deadline”) and to have the Registration Statement declared effective by the SEC as soon as possible after the Filing Deadline, and in any event no later than 180 days after the Filing Deadline, and agrees to use its best efforts to respond promptly to any SEC comments or questions regarding the Registration Statement. Target will maintain the effectiveness of the Registration Statement from the date of the effectiveness of the Registration Statement until the earlier of (i) such time as all of the Target Shares covered by such Registration Statement have been publicly sold by the Company Shareholders (or subsequent holders thereof) or (ii) the date that all Target Shares covered by such Registration Statement may be sold by non-affiliates without volume restrictions pursuant to Rule 144(k).

(b) Notwithstanding anything to the contrary set forth in Section 6.1(a), in the event the SEC does not permit Target to register all of the Target Shares in the Registration Statement required to be filed pursuant to Section 6.1(a), Target shall register in such Registration Statement such number of Target Shares as is permitted by the SEC, on a pro rata basis among the Company Shareholders (or subsequent holders thereof).

(c) In the event the SEC does not permit Target to register all of the Target Shares in the Registration Statement, Target shall use its best efforts to register those Target Shares that were not registered in the Registration Statement in a manner that is most advantageous to the Company Shareholders (or subsequent holders thereof) and permitted by the SEC, whether by filing a subsequent registration statement, providing demand registration rights, or otherwise.

SECTION 6.2  PROSPECTUS. Target shall notify the Company Shareholders (or subsequent holders thereof) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. At the request of the Company Shareholders (or subsequent holders thereof), Target shall also prepare, file and furnish to the Company Shareholders (or subsequent holders thereof) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

SECTION 6.3  INDEMNIFICATION. Target shall indemnify the Company Shareholders (or subsequent holders thereof) and their respective officers, directors, employees and agents against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) by Target of a material fact contained in any prospectus or other document (including any related registration statement, notification or the like) incident to any registration of the type described in this Article 6, or any omission (or alleged omission) by Target to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Company Shareholders (or subsequent holders thereof) for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that Company Shareholders (or subsequent holders thereof) will not be eligible for indemnification hereunder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished by such Company Shareholders (or subsequent holders thereof) for use in connection with such registration.

SECTION 6.4  ENFORCEMENT OF OBLIGATIONS. Target acknowledges and agrees that the Company Shareholders (or subsequent holders thereof) shall be third party beneficiaries under this Article 6 and shall have the right to enforce Target’s obligations hereunder.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF TARGET

Notwithstanding any other provision of this Agreement to the contrary, the obligations of Target to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Target of each of the following conditions:

SECTION 7.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and the Company Shareholders contained in this Agreement, including without limitation in the Company Disclosure Schedule and the Company Shareholder Disclosure Schedule initially delivered to Target, will be true, complete and accurate in all material respects (except for those representations and warranties which are qualified by materiality, in which case such representations and warrants shall be true, complete and accurate in all respects) as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

SECTION 7.2  PERFORMANCE. The Company and the Company Shareholders will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company and the Company Shareholders on or prior to the Closing.

SECTION 7.3  REQUIRED APPROVALS AND CONSENTS.

(a)  All action required by law and otherwise to be taken by the members of the Board of Directors of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)  All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and Target will have received copies thereof.

(c)  Target will have received a certificate of good standing of the Company from the Cayman Islands and any other jurisdiction where the Company is qualified to do business, as of the most recent practicable date.

SECTION 7.4  NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Target, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

SECTION 7.5  LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction including any pre-approval requirement for foreign listings.

SECTION 7.6  APPROPRIATE DOCUMENTATION. Target will have received, in a form and substance reasonably satisfactory to Target, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 7 as Target may reasonably request.

SECTION 7.7 FORM 8-K. Confirmation by the auditors and counsel to the Company that Target is prepared to file a Current Report on Form 8-K within the time allotted by such Form 8-K and that the draft of such Form 8-K complies as to form with the requirements of such Form 8-K.

ARTICLE 8
CONDITIONS TO OBLIGATIONS
OF THE COMPANY AND THE COMPANY SHAREHOLDERS

Notwithstanding anything in this Agreement to the contrary, the obligations of the Company and Company Shareholders to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by the Company and the Company Shareholders, of each of the following conditions:

SECTION 8.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Target contained in this Agreement, including without limitation in the Target Disclosure Schedule initially delivered to the Company and Company Shareholders, will be true, complete and accurate in all material respects (except for those representations and warranties which are qualified by materiality, in which case such representations and warrants shall be true, complete and accurate in all respects) as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

SECTION 8.2  PERFORMANCE. Target will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Target at or prior to the Closing.

SECTION 8.3  REQUIRED APPROVALS AND CONSENTS.

(a)  All action required by law and otherwise to be taken by the directors and stockholders of Target to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b)  All Consents of or from all Authorities required hereunder to consummate the transactions contemplated herein, will have been delivered, made or obtained, and the Company will have received copies thereof.

SECTION 8.4  AGREEMENTS AND DOCUMENTS. The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a)  a certificate executed on behalf of Target by its Chief Executive Officer confirming that the conditions set forth in Sections 8.1, 8.2, and 8.3 have been duly satisfied;

(b)  a certificate of the Secretary of the Target certifying (i) the resolutions adopted by the Board of Directors of the Target approving the transactions contemplated by this Agreement, including the issuance of Target Shares under this Agreement and shares of Target Preferred Stock and Target Warrants upon conversion of the Notes, (b) the current versions of the certificate or articles of incorporation, as amended, and by-laws of the Target and (c) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Target;

(c)  certificates representing the Target Shares registered in the names of the Company Shareholders in accordance with Section 1.1;

(d)  a certified list of the record holders of Target Common Stock immediately prior to the Closing Date evidencing all of the shares of Target Common Stock issued and outstanding;

(e)  certificates representing the shares of Target Preferred Stock issuable upon conversion of the Notes registered in the names of the Investors in accordance with Section 1.6;

(f) Target Class A Warrants executed by the Target and issuable upon conversion of the Notes registered in the names of the Investors in accordance with Section 1.6;

(g) Target Class B Warrants executed by the Target and issuable upon conversion of the Notes registered in the names of the Investors in accordance with Section 1.6;

(h) Target Class J Warrants executed by the Target and issuable upon conversion of the Notes registered in the names of the Investors in accordance with Section 1.6;

(i) a counterpart signature to that certain Joinder Agreement, executed by the Target confirming its assumption of the obligations of the Company under the Note Purchase Agreement and the other Transaction Documents in accordance with Section 1.6 and to cover such other provisions reasonably acceptable to the Company;

(j) evidence in form and substance reasonably satisfactory to the Company that the Target has filed a certificate of designation for the Target Preferred Stock with the Secretary of State of the State of Nevada;

(k) a certificate of good standing of Target from the Secretary of State of the State of Nevada and any other states where Target is qualified to do business, as of the most recent practicable date; and

(l)  a legal opinion from a law firm of recognized standing in form and content reasonably acceptable to the Company and its counsel to the effect that (i) Target is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted, (ii) that the authorized and registered capital and the shares of capital stock outstanding of Target is in accordance with the representations set forth in Section 4.4, (iii) that all issuances of the Target Common Stock are in compliance with applicable laws (including applicable securities laws), (iv) that the issuance of the Target Shares and shares of Target Preferred Stock and Target Warrants upon conversion of the Notes does not require registration under the Securities Act, (v) the certificate of designation for the Target Preferred Stock and the amendments to the Articles of Incorporation of Target changing the name to Jpak Group, Inc. have been filed with the Secretary of State of the State of Nevada and have become effective and (vi) that Target has all proper authority to enter into this Agreement and the transactions contemplated hereunder, and this Agreement and the transactions contemplated hereunder have been duly authorized and approved by Target's board of directors or comparable governing body and to the extent necessary their members or stockholders, and this Agreement and the transactions contemplated hereunder do not require any consents or approvals from any governmental bodies or authorities.

SECTION 8.5  LEGISLATION. No Law will have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby or any of the conditions to the consummation of such transaction.

SECTION 8.6  APPROPRIATE DOCUMENTATION. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 8 as the Company may reasonably request.

SECTION 8.7 FORM 8-K. Confirmation by the auditors and counsel to Company that Target is prepared to file a Current Report Form 8-K within the time allotted by such Form 8-K and that the draft of such Form 8-K complies as to form with the requirements of such Form 8-K.

SECTION 8.8  NO PROCEEDING OR LITIGATION. No suit, action, investigation, inquiry or other proceeding by any Authority or other person or entity will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on the Target's business, financial condition, prospects, assets or operations or prevent or delay the consummation of the transactions contemplated by this Agreement.

ARTICLE 9
TERMINATION AND ABANDONMENT

SECTION 9.1  TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by the written consent of the Company and Target.

SECTION 9.2  TERMINATION BY EITHER THE COMPANY OR TARGET. This Agreement may be terminated by either the Company or Target if the Closing is not consummated by the Closing Date (provided that the right to terminate this Agreement under this Section 9.2 will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date). This Agreement may also be terminated by the Company for a material breach of any representation, warranty, or covenant of Target or the failure of any of the Company's conditions to closing to be satisfied. This Agreement may also be terminated by Target for breach of any representation, warranty, or covenant of the Company or any Company Shareholder or the failure of any of Target's conditions to Closing to be satisfied.

SECTION 9.3  PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by the Company or Target pursuant to this Article 9, written notice thereof will be given to all other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

(a)  Each of the parties will, upon request, redeliver all documents, work papers and other material of the other parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

(b)  No party will have any liability for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such party or any representative, agent, employee or independent contractor thereof; and

(c)  All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable, be withdrawn from the agency or other person to which made.

ARTICLE 10
MISCELLANEOUS PROVISIONS

SECTION 10.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of Target in this Agreement in Articles 4, 5, and 9 or in any instrument delivered pursuant to this Agreement shall survive the Closing hereof for one (1) year. The covenants of Target in Article 6 shall survive the Closing until satisfied in full.

SECTION 10.2  EXPENSES. Target, the Company, and the Company Shareholders will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

SECTION 10.3  AMENDMENT AND MODIFICATION. Subject to applicable Law, this Agreement may be amended or modified only by Target, the Company, and the Company Shareholders. All such amendments and modifications to this Agreement must be in writing duly executed by all of the parties hereto.

SECTION 10.4  WAIVER OF COMPLIANCE; CONSENTS. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Target, on the one hand, and the Company and the Company Shareholders, on the other, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

SECTION 10.5  THIRD PARTY BENEFICIARIES. Nothing in this Agreement will entitle any person or entity other than a party hereto and his, her or its respective successors and assigns permitted hereby to rely upon any of the representations or warranties contained herein or to any claim, cause of action, remedy or right of any kind.

SECTION 10.6  NOTICES. All notices, requests, demands and other communications required or permitted hereunder prior to the Closing will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

If to the Company and the Company Shareholders:

Jpak Group Co., Ltd.
c/o Qingdao Renmin Printing Co., Ltd.
No. 15, Xinghua Road
Qingdao, Shandong Province
Postal Code 266401
P.R. China
Telephone No.: (532) 8463 0577
Facsimile No.:  (532) 8463 0586
Attention: Mr. Yijun Wang

With a copy to (which shall not constitute notice):

Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone No.: 973-597-2500
Facsimile No.: 973-597-2400
Attention: Steven M. Skolnick, Esq.

Han Kun Law Offices
Suite 906, Office Tower C1, Oriental Plaza
No. 1 East Chang An Ave.
Beijing, 100738 P. R. China
Telephone No.: +86 10 8525 5500
Facsimile No.: 86 10 8525 5511 / 8525 5522
Attention: Charles Li, Esq.

or to such other person or address as the Company will furnish to the other parties hereto in writing in accordance with this subsection.

If to Target:

Rx Staffing, Inc.
1718 Fawn Court NW
Gig Harbor, Washington 98332
Attention: Shaun Jones

With a copy to:

Gary A. Agron
5445 DTC Parkway, Suite 520
Englewood, CO. 80111
Telephone: 303-770-7254
Facsimile: 303-770-7257

or to such other person or address as Target will furnish to the other parties hereto in writing in accordance with this subsection.

SECTION 10.7  ASSIGNMENT. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties.

SECTION 10.8 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 10.9  HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

SECTION 10.10  ENTIRE AGREEMENT. This Agreement, the disclosure schedules of the parties hereto and the other schedules and exhibits and other writings referred to in this Agreement or in the disclosure schedules of the parties hereto or any such exhibit or other writing are part of this Agreement, together they embody the entire Agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement, provided, however, that if any such provision becomes invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

SECTION 10.11  REMEDIES AND INJUNCTIVE RELIEF. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants in Article 5 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of Article 5 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

SECTION 10.12  GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.

SECTION 10.13  DEFINITION OF MATERIAL ADVERSE EFFECT. “Material Adverse Effect” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the party taken as a whole, provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction or (ii) changes in generally accepted accounting principles.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY: JPAK GROUP CO., LTD. By: ___________________________ Name: Title: COMPANY SHAREHOLDERS: JOYRICH GROUP LIMITED By: ___________________________ Name: Title:	TARGET: JPAK GROUP, INC. By: ___________________________ Name: Title: SELLING PARTY: _______________________________ Shaun M. Jones

FABREGAS GROUP LIMITED

By: ___________________________
Name:
Title:

STATEPRO INVESTMENTS LTD.

By: ___________________________
Name:
Title:

RAYTECH INVESTMENTS LIMITED

By:  ___________________________
Name:
Title:

CAPITAL AMERICAN MARKETS LIMITED

By:  ___________________________
Name:
Title:

[Signature Page to Securities Exchange Agreement]

SCHEDULE I

COMPANY SHAREHOLDERS

Name of Company Shareholder	Jurisdiction of Organization	Number of Company Shares Owned	Percentage Ownership	Number of Target Shares to be Received
Joyrich Group Limited	British Virgin Islands	37,000	74.00%	17,023,700
Fabregas Group Limited	British Virgin Islands	6,875	13.75%	3,163,188
Statepro Investments Ltd.	British Virgin Islands	2,545	5.09%	1,170,954
Raytech Investments Limited	British Virgin Islands	2,360	4.72%	1,085,836
Capital American Markets Limited	British Virgin Islands	1,220	2.44%	561,322